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For Immediate Release                      Raymond Corporation
                                           Corporate Headquarters
                                           Greene, New York 13778
                                           607 656-2311


August 3, 1995                             FOR FURTHER INFORMATION CONTACT:
                                           Brenda J. Wrigley
                                           Marketing Communications Manager

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GREENE, N.Y.: Ross K. Colquhoun, Chairman and CEO of The Raymond Corporation
announced today the election of James J. Malvaso as President and COO of The Raymond Corporation.

Mr. Malvaso will have operations responsibility for the Corporation, including the facilities in Syracuse and Greene, New York and Brantford, Ontario.

Since joining the Corporation, Mr. Malvaso has focused on modernizing the Greene manufacturing facility. Process improvements have led to increased operating profits for that division. The Greene manufacturing plant has attained world class quality and delivery standards in a period of significant international growth for the Corporation.

Mr. Malvaso joined The Raymond Corporation in July 1993 as General Manager of Greene Operations. He was elected Vice President of Operations in January 1994. Prior to joining the Company, he was Vice President of Operations for Pfaudler-U.S., Inc. of Rochester, New York, a manufacturer of glass lined reactors, pressure vessels and accessories. He also held positions as Vice President of Sales and Vice President of Operations for General Railway Signal Company, a unit of General Signal Corporation.

Mr. Malvaso received his MBA from the University of Rochester's Simon School in 1984 and a Bachelor's Degree from LeMoyne College in Syracuse, New York in 1972.

The Raymond Corporation, specializing in narrow aisle lift trucks and order picking products, is based in Greene, New York. Additional facilities include a Parts Distribution Center in East Syracuse, New York and a manufacturing facility in Brantford, Ontario, Canada. Raymond manufactures materials handling equipment for the transportation, selection and storage of materials.